UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 19, 2005

NEWFIELD EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-12534	72-1133047
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas	77060
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (281) 847-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

        Newfield Exploration Company today announced that in connection with the preparation of its consolidated financial statements as of and for the year ended December 31, 2004 it had concluded to fully write off the $35 million book value associated with the Enserch Garden Banks floating production facility (EGB) and related pipelines and processing facility. As a result, the Company will record an after-tax net charge in the fourth quarter of 2004 of $22.8 million, or $0.36 per diluted share. The write off will not impact the current portion of taxes in 2004. Associated tax benefits would be realized in 2005 or beyond.

        Newfield acquired a 60% interest in the EGB facility in its late 2002 acquisition of EEX Corporation. Since that time, the Company has undertaken to sell the EGB and related components and has determined that there is no market for this unique asset.

        The statements set forth in this report regarding anticipated tax benefits are forward-looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including the Company's future results of operations.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY

Date: January 19, 2005	By:	/s/ TERRY W. RATHERT
-----------------------------------------------------------------
Terry W. Rathert
Senior Vice President and Chief Financial Officer